March 10, 2008

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:	China Stationery & Office Supply, Inc.

Dear Sir/Madam:

We have read the statements in Item 4.01 included in the Form 8-K of China Stationery & Office Supply, Inc. dated March 5, 2008 and are in agreement with the statements contained therein.

Very truly yours,

/s/ Patrizio & Zhao, LLC

Patrizio & Zhao, LLC
Parsippany, New Jersey